Exhibit 99.1

Concrete Leveling Systems, Inc. (OTC PINK: CLEV) Through Its Casino Gaming and Hospitality Division - Jericho Associates, Inc. Announces the Acquisition of Vegas Winners LLC and the Addition of High-Profile CEO, Television Host and Media Personality Wayne Allyn Root to Its Executive Team

GlobeNewswireAugust 21, 2018, 12:00 PM EDT

CANTON, Ohio, Aug. 21, 2018 (GLOBE NEWSWIRE) -- Concrete Leveling Systems, Inc (“CLEV”), through its casino gaming and hospitality division - Jericho Associates, Inc (“Jericho”) is pleased to announce that it has acquired Vegas Winners LLC (“VW”) and has added its founder Wayne Allyn Root to the Jericho executive leadership team. Mr. Root will continue to operate Vegas Winners LLC as its CEO and as a wholly owned subsidiary of Jericho. The deal includes an employment agreement between Jericho and Mr. Root, with Root serving as Senior Vice President of Marketing, Media, Entertainment and Communications for parent company Jericho.

The acquisition is consistent with the Jericho mission statement of acquiring businesses in the casino gaming, hospitality, entertainment, and leisure industries. Jericho’s executive team has over 150 years of experience in leadership, management, development, operation and financing of major casino gaming, tribal gaming and hotel/hospitality companies

Jericho sought out this opportunity as a result of the recent (May 14, 2018) Supreme Court ruling, which allows individual states to legalize sports wagering within their borders. Sports wagering is now legal in Nevada, New Jersey, Mississippi and Delaware, with several additional states expected to legalize gambling on sporting events by the coming football season. Those states include West Virginia, Pennsylvania and Rhode Island. Currently, there are 40 states that have legal casino gaming. Many of them are expected to legalize sports wagering in the near future.

Root said, “Vegas Winners LLC aims to become America’s leading provider of sports gaming information, analysis, advice and predictions. The opportunity is enormous, as The American Gaming Association (AGA) reports, $150 billion is wagered on sports each year, including over $58 billion annually on NFL and NCAA Football. Over $15 billion is wagered on the Super Bowl and March Madness alone. The AGA reports 97% of all of this wagering has been illegal. These sports wagering statistics occurred while only Nevada had full-scale legal sports wagering.  We believe that sports wagering is about to become America’s new national past-time. We also believe that these millions of new sports bettors will require wagering advice for their hundreds of billions of dollars of legal sports wagers. We intend to be the best at providing sports wagering advice and analysis to the American public.”

The AGA reports sports betting is the one issue that unites all Americans- with 61% of Trump voters, 57% of Democrats and 57% of independents in favor of legal sports wagering. According to research by Oxford Economics legal sports betting could add up to $14 billion to the U.S. economy, create 152,000 jobs, generate up to $27 billion in total economic output and provide as much as $5 billion in additional annual tax revenue.

Mr. Root has been the sports information, analysis and advice industry leader for almost 30 years, since starting his career in 1989 as the national television partner of the famous Jimmy “The Greek” Snyder on Financial News Network (now known as CBC). Root and “The Greek” hosted FNN’s primetime NFL pre and post game shows. Root also served as FNN’s Network Oddsmaker and NFL Analyst.

Root has spent virtually his entire adult life providing his advice, analysis and predictions on various national television and radio shows - including “Wayne Allyn Root’s WinningEDGE,” watched for a decade by millions of American sports gaming enthusiasts on several major cable television networks. Root also created, Executive Produced and co-Hosted “King of Vegas” reality TV series on Spike TV.

Root has authored several well-known books on wagering- “ROOT on Risk: Betting to Win on Sports,” “The Zen of Gambling” and “The King of Vegas’ Guide to Gambling.” He has debated the merits of sports gaming at Harvard Law School. Root’s career has been profiled by CNBC, the Wall Street Journal, Fortune, Worth, The Robb Report and many others. In 2006, Root was honored with his own 180-pound granite star on the Las Vegas Walk of Stars- the only sports gaming celebrity ever honored.

In 2008, Root won the Libertarian Vice Presidential nomination. Today, his national TV show, “The Wayne Allyn Root Show” airs on Newsmax TV and his national radio show, “WAR Now” is syndicated by USA Radio.

Jericho is currently focusing its efforts on the launch of Vegas Winners LLC to coincide with Mr. Root’s vision for the 2018 NFL season and its future growth; certain due diligence related to an expected bid to acquire a Las Vegas based commercial gaming property; and for future acquisitions in casino gaming, hospitality, entertainment, and leisure time industries. Outside of capitalizing on this massive expansion of sports gaming, Jericho’s number one priority is the acquisition of a major casino/resort property. To this end, Jericho is currently in discussions with a major public casino company about the acquisition of one of its large casino properties, as well as negotiating for the development of tribal casino properties.

This transaction is contingent on several factors, including the obtaining of funding by Jericho. Jericho believes that the timing of the addition of Vegas Winners LLC to its business model, and more specifically Wayne Allyn Root to the Jericho executive leadership team, to be a major step into what might well be the most significant development in the casino gaming industry in decades- the legalization, expansion and proliferation of sports wagering across the United States.

Safe Harbor Statement
 Forward Looking Statements of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Concrete Leveling Systems, Inc. ("CLEV" or the "Company"). Forward-looking statements are based on the expectations, estimates, or projections of the Company's management as of the date of this press release. Although the Company's management believes these expectations, estimates, or projections to be reasonable as of the date of this presentation, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause the Company's actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause the Company's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" sections in the Company's filings with the Securities and Exchange Commission, which are available for viewing on the SEC's EDGAR website. These forward-looking statements speak only as of the date of this press release and, except as required by law, the Company specifically disclaims any obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:
Edward A. Barth
 ebarth@neo.rr.com